FOR IMMEDIATE RELEASE	NEWS
May 4, 2017	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports First Quarter 2017 Financial and Operating Results

MIDLAND, Texas May 4, 2017 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of gas compression equipment and services to the energy industry, today announced financial results for the three months ended March 31, 2017.

For the quarter ended March 31, 2017, NGS reported revenue of $18.9 million, compared to $21.6 million for the quarter ended March 31, 2016 and $16.7 million for the quarter ended December 31, 2016. Revenue increased $2.2 million, or 13.2% sequentially and declined 12.4% when compared to the year ago quarter.

The Company reported net income for the quarter of $252,000 which compares to $2.5 million in the year ago quarter and $1.2 million in the quarter ending December 31, 2016. Earnings per diluted share for the quarter ended March 31, 2017 was $0.02.

Included in the net income calculation is incremental stock compensation expense of $934,000 (pre-tax), related to the expensing of certain unvested stock grants that are required to be expensed under the terms of the Company’s Stock Compensation plan.

Highlights of the quarter include:

Revenue: Total revenue was $18.9 million, a decrease from $21.6 million for the three months ended March 31, 2017 compared to the same period ended March 31, 2016. This change was mainly attributable to a decrease in rental revenue due to reduced rental utilization, competitive pricing pressure and generally lower activity in the upstream oil and gas industry because of lower commodity prices. Total revenue increased between consecutive quarters by $2.2 million to $18.9 million from $16.7 million, due to an increase in compressor sales.

Operating Income: Operating income for the three months ended March 31, 2017 was $343,000, compared to the prior year's first quarter of $3.8 million. This decrease was due to a reduction in rental revenue, adjusted gross margins and an increase in stock compensation expense. Sequentially, operating income decreased to $343,000 from $967,000 due to a decrease in adjusted gross margins and an increase in stock compensation expense.

Adjusted Gross Margins: Total adjusted gross margin for the three months ended March 31, 2017 decreased $3.1 million to $8.7 million from $11.8 million for the same period ended March 31, 2016. Total adjusted gross margin as a percentage of revenue decreased to 46% for the three months ended March 31, 2017 compared to 55% for the same period ended March 31, 2016. This decrease was the result of a mix shift from higher margin rentals to lower margin sales. Sequentially, adjusted gross margin was $8.7 million for the three months ending March 31, 2017 compared to $9.1 million in the three months ended in December 31, 2016. Adjusted gross margin percentages decreased to 46% from 55% the previous quarter, driven primarily by lower adjusted gross margins on rentals. Please see discussion of Non-GAAP Financial Measures - Adjusted Gross Margin at the conclusion of this release.

Net Income: Net income for the three months ended March 31, 2017 decreased to $252,000 compared to net income of $2.5 million for the same period in 2016. Sequentially, net income decreased to $252,000 from $1.2 million.

Earnings Per Share: Comparing the first quarter of 2017 versus 2016, earnings per diluted share was $0.02 cents down from $0.20 cents. Diluted earnings per share decreased to $0.02 cents from $0.09 cents between sequential quarters.

Adjusted EBITDA: Adjusted EBITDA decreased $3.6 million to $5.7 million or 30% of revenue for the three months ended March 31, 2017 versus $9.3 million or 43% of revenue for the same three months ended March 31, 2016. Adjusted EBITDA decreased approximately $1.3 million in the sequential quarters and decreased relative to revenue to 30% from 42%. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA at the conclusion of this release.

Cash Flow: At March 31, 2017, cash and cash equivalents were $74.4 million with a bank debt level of $417,000, all of which was classified as current. Positive net cash flow from operating activities was $10.8 million during the three months ended 2017.

Commenting on first quarter 2017 results, Stephen C. Taylor, President and CEO, said:
"NGS had a good first quarter. Our rental utilization held relatively steady and our sales activity remained strong. While we did have a significant increase in SG&A expense due to non-cash costs related to the expensing of certain unvested stock grants, our operating performance was better than expected. As noted in the past, we anticipate utilization and pricing pressure through the first half of this year but anticipate some relief in the back half. Cash generation is strong, debt is minimal and we continue to be positioned very well."

Selected data: The table below shows revenues and percentage of total revenues, along with our adjusted gross margin, exclusive of depreciation and amortization, and related percentages of each of our product lines for the three months ended March 31, 2017 and 2016.  Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Adjusted Gross Margin(1)
	Three months ended March 31,				Three months ended March 31,
	2017		2016		2017		2016
	(in thousands)
Rental	$11,922	63%	$16,408	76%	$7,254	61%	$10,714	65%
Sales	6,637	35%	4,910	23%	1,214	18%	978	20%
Service & Maintenance	343	2%	258	1%	249	73%	147	57%
Total	$18,902		$21,576		$8,717	46%	$11,839	55%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating income to adjusted gross margin is as follows:

	Three months ended March 31,
	(in thousands)
	2017	2016
Operating Income	$343	$3,767
Depreciation and amortization	5,328	5,503
Selling, general, and administration expenses	3,046	2,569
Adjusted Gross Margin	$8,717	$11,839

Non GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. Adjusted EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA and gross margin is as follows:

	Three months ended March 31,
	(in thousands)
	2017	2016
Net income	$252	$2,541
Interest expense	2	2
Provision for income taxes	92	1,243
Depreciation and amortization	5,328	5,503
Adjusted EBITDA	5,674	9,289

Conference Call Details:

Teleconference: Thursday, May 4, 2017 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2017.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$74,370	$64,094
Trade accounts receivable, net of allowance for doubtful accounts of $646 and $597, respectively	4,681	7,378
Inventory, net	23,900	25,833
Prepaid income taxes	123	1,482
Prepaid expenses and other	401	972
Total current assets	103,475	99,759
Rental equipment, net of accumulated depreciation of $130,990 and $126,096, respectively	169,500	174,060
Property and equipment, net of accumulated depreciation of $11,248 and $11,267, respectively	7,432	7,753
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,539 and $1,508 respectively	1,620	1,651
Other assets	375	262
Total assets	$292,441	$293,524
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$417	$417
Accounts payable	496	971
Accrued liabilities	3,430	2,887
Deferred income	484	2,225
Total current liabilities	4,827	6,500
Deferred income tax liability	52,479	53,745
Other long-term liabilities	372	325
Total liabilities	57,678	60,570
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,818 and 12,764 shares issued and outstanding, respectively	128	128
Additional paid-in capital	102,369	100,812
Retained earnings	132,266	132,014
Total stockholders' equity	234,763	232,954
Total liabilities and stockholders' equity	$292,441	$293,524

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2017	2016
Revenue:
Rental income	$11,922	$16,408
Sales	6,637	4,910
Service and maintenance income	343	258
Total revenue	18,902	21,576
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	4,668	5,694
Cost of sales, exclusive of depreciation and amortization stated separately below	5,423	3,932
Cost of service and maintenance	94	111
Selling, general, and administrative expense	3,046	2,569
Depreciation and amortization	5,328	5,503
Total operating costs and expenses	18,559	17,809
Operating income	343	3,767
Other income (expense):
Interest expense	(2)	(2)
Other income	3	19
Total other income, net	1	17
Income before provision for income taxes	344	3,784
Provision for income taxes	92	1,243
Net income	$252	$2,541
Earnings per share:
Basic	$0.02	$0.20
Diluted	$0.02	$0.20
Weighted average shares outstanding:
Basic	12,804	12,648
Diluted	13,056	12,838

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$252	$2,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,328	5,503
Deferred income taxes	(1,266)	135
Stock based compensation	1,532	648
Bad debt allowance	60	29
Gain on sale of assets	(27)	(25)
Gain on company owned life insurance	(12)	(3)
Changes in operating assets and liabilities:
Trade accounts receivables, net	2,637	(1,769)
Inventory	1,981	2,791
Prepaid expenses	1,930	165
Accounts payable and accrued liabilities	68	68
Deferred income	(1,741)	(86)
Other	43	51
Tax benefit from equity compensation	—	(15)
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,785	10,033
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(464)	(1,942)
Purchase of company owned life insurance	(93)	(48)
Proceeds from sale of property and equipment	27	25
NET CASH USED IN INVESTING ACTIVITIES	(530)	(1,965)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(4)	(3)
Proceeds from exercise of stock options	517	352
Taxes paid related to net share settlement of equity awards	(492)	(909)
Tax benefit from equity compensation	—	15
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	21	(545)
NET CHANGE IN CASH AND CASH EQUIVALENTS	10,276	7,523
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	64,094	35,532
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$74,370	$43,055
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2	$2
Income taxes paid	$—	$1,550
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$48	$164